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Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

                           DATED AS OF APRIL 20, 2004

                                      AMONG

                          DURASWITCH INDUSTRIES, INC.;

                     ACTIVE RECOGNITION TECHNOLOGIES, INC.;

                                 ARTHUR LAWIDA;

                                  OLE SORENSEN;

                                       AND

                                  ALEX PARRISH

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                                TABLE OF CONTENTS

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                                                                           PAGE
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SECTION I. PURCHASE OF STOCK..........................................       1

     1.1.     Purchase and Sale of Stock..............................       1

SECTION II. PURCHASE PRICE............................................       1

     2.1.     Purchase Price..........................................       1
     2.2.     Additional Consideration................................       2
     2.3.     Books and Records.......................................       3
     2.4.     Dispute Resolution......................................       3
     2.5.     Accelerated Payments....................................       4

SECTION III. REPRESENTATIONS AND WARRANTIES...........................       5

     3.1.     Representations and Warranties of Sellers...............       5
     3.2.     Further Representations and Warranties of Sellers.......      16
     3.3.     Representations and Warranties of Buyer.................      17

SECTION IV. COVENANTS.................................................      19

     4.1.     Covenants of Sellers....................................      19
     4.2.     Covenants of Buyer......................................      22
     4.3.     No Solicitation.........................................      23
     4.4.     Best Efforts............................................      24
     4.5.     Public Announcements....................................      24

SECTION V. CONDITIONS PRECEDENT TO OBLIGATIONS........................      25

     5.1.     Conditions Precedent to the Obligations of Buyer........      25
     5.2.     Conditions Precedent to the Obligations of Sellers......      27

SECTION VI. THE CLOSING...............................................      28

     6.1.     Closing.................................................      28
     6.2.     Deliveries by Company and Sellers.......................      28
     6.3.     Deliveries by Buyer.....................................      29
     6.4.     Obligations of All Parties..............................      30

SECTION VII. WAIVER, MODIFICATION, ABANDONMENT........................      30

     7.1.     Waivers.................................................      30
     7.2.     Modification............................................      30
     7.3.     Abandonment.............................................      30
     7.4.     Right to Damages........................................      32

SECTION VIII. NON-COMPETITION.........................................      32

     8.1.     Non-competition.........................................      32
     8.2.     Duration and Extent of Restriction......................      32
     8.3.     Restrictions with Respect to Customers and Employees....      33
     8.4.     Remedies for Breach.....................................      33

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                                TABLE OF CONTENTS

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                                                                           PAGE
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SECTION IX. INDEMNIFICATION...........................................      34

     9.1.     Indemnification by Sellers..............................      34
     9.2.     Indemnification by Buyer................................      34
     9.3.     Notice and Right to Defend Third-Party Claims...........      34
     9.4.     The Stockholder Representative..........................      35

SECTION X. GENERAL....................................................      37

     10.1.    Indemnity Against Finders...............................      37
     10.2.    Controlling Law.........................................      37
     10.3.    Notices.................................................      37
     10.4.    Binding Nature of Agreement; No Assignment..............      38
     10.5.    Entire Agreement........................................      38
     10.6.    Severability............................................      38
     10.7.    Section Headings........................................      38
     10.8.    Gender..................................................      38
     10.9.    Survival of Representations and Warranties..............      39
     10.10.   Counterparts; Facsimile.................................      39
     10.11.   Subsidiaries............................................      39
     10.12.   No Obligation to Hire...................................      39
     10.13.   Assignability...........................................      39

Exhibits:

A - Form of Employment Agreement
B - Form of Release
C - Form of Registration Rights Agreement
D - Form of Management Services Agreement
E - Form of Marketing and Sales Agreement
F - Form of Promissory Note
G - Form of Security Agreement

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                            STOCK PURCHASE AGREEMENT

                  STOCK PURCHASE AGREEMENT dated as of April 20, 2004, among DURASWITCH INDUSTRIES, INC., a Delaware corporation ("Buyer"); ACTIVE RECOGNITION TECHNOLOGIES, INC., a Delaware corporation ("Company"); ARTHUR LAWIDA, OLE SORENSEN, and ALEX PARRISH (each a "Seller" and collectively "Sellers"); and ARTHUR LAWIDA, as representative of the stockholders as defined in Section 9.4 ("Stockholder Representative").

                                    RECITALS

                  A. Company has developed and derives licensing revenue from a unique proprietary software technology that, when used in conjunction with certain surveillance camera systems and related hardware, facilitates the recognition and identification of vehicles and vehicle license plates (the "Business"). Sellers are the owners of all of the outstanding capital stock of Company.

                  B. Buyer and Sellers desire that Buyer acquire all of the capital stock of Company upon the terms and conditions set forth in this Agreement. Buyer and Sellers intend for this transaction to qualify as a tax-free exchange under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code").

                  C. Company is a party to this Agreement for the limited purposes specified herein.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties agree as follows:

                                   SECTION I.
                                PURCHASE OF STOCK

                  1.1. PURCHASE AND SALE OF STOCK. Based upon and subject to the representations, warranties, covenants, agreements, and other terms and conditions set forth in this Agreement, each Seller shall sell, convey, transfer, assign, and deliver at the Closing (as defined in Section 6.1), and Buyer shall purchase, acquire, and accept, from each Seller, the shares of capital stock of Company set forth beside each Seller's name on Schedule 1.1 hereto (collectively the "Shares").

                                   SECTION II.
                                 PURCHASE PRICE

                  2.1. PURCHASE PRICE. The purchase price for the Shares to be acquired pursuant to Section 1.1 shall be an amount equal to the total of (a) 950,000 shares of common stock of Buyer (the "Base Purchase Price"), plus (b) the Additional Consideration, if any. The Base Purchase Price shall be payable in full at the Closing and shall be allocated among Sellers in accordance with, and in the manner set forth in, Schedule 2.1 (such allocation being referred

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to herein as the "Allocation Portion"). In the event Company achieves certain financial targets during the three-year period following the Closing (the "Measurement Period") or any of the Trigger Events (as defined below) occurs, Buyer shall issue the number of shares of Buyer common stock (or cause to be so issued) to Sellers in accordance with the Allocation Portion the Additional Consideration set forth in Section 2.2. All of the common stock of Buyer to be issued as a portion of the Base Purchase Price and the Additional Consideration shall be referred to as the "Buyer Common Stock." Both the Base Purchase Price and the Additional Consideration will be subject to adjustment, under certain circumstances, under Section 2.6 of this Agreement.

                  2.2. ADDITIONAL CONSIDERATION. The Earnout Payments (as defined below) during the Earnout Period are sometimes referred to as the "Additional Consideration." At the time that any Additional Consideration is due and payable pursuant to this Section 2.2 or Section 2.5, Buyer shall issue the number of shares of Buyer Common Stock (or cause to be so issued) to Sellers, in accordance with the Allocation Portion, the Additional Consideration.

                           (a)      DEFINITIONS. For the purposes of this
Agreement, the following terms shall be defined as follows:

                                    (i)      "Earnout Period" shall mean the
         three-year period commencing on the Closing Date.

                                    (ii)     "EBIT" shall mean earnings before
         interest and taxes of Company, determined in accordance with Company's books and records and calculated in accordance with United States generally accepted accounting principles and practices ("GAAP") as applied on a consistent basis; provided, however, (1) that the calculation of EBIT shall not include any allocation or other charge to Company from Buyer related to overhead expenses from Buyer; (2) a majority of the revenue recorded shall be derived from licensing revenue; and (3) shall not include any reversal of accrued liabilities rewarded during periods prior to the date of this Agreement.

                                    (iii)    "Measurement Period" means any
         calendar quarter ending during the Earnout Period, it being understood that the first Measurement Period will be shorter than a calendar quarter.

                           (b)      EARNOUT PAYMENT. If total EBIT accumulated
during the Earnout Period at any time equals or exceeds $4,000,000, Sellers will be entitled to receive, in accordance with the Allocation Portion, an additional 850,000 shares of common stock of Buyer. Buyer and Sellers will measure EBIT at the end of each Measurement Period. If total EBIT accumulated before the end of any Measurement Period equals or exceeds any amount set forth in Schedule 2.2(b) (the "Target EBIT"), then Sellers shall be entitled to receive, in accordance with the Allocation Portion, the number of shares of Buyer Common Stock (each an "Earnout Payment" and collectively the "Earnout Payments"), set forth in
Schedule 2.2(b) with respect to such Target EBIT, less any Earnout Payments previously made in respect of lower Target EBITs.

                           (c)      PAYMENT OF ADDITIONAL CONSIDERATION. As
promptly as practicable after the end of each Measurement Period, but in no event later than thirty days following the end of each Measurement Period, Sellers shall provide Buyer a report, setting forth

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the amount of Company's EBIT for the immediately prior three-month period ended and the Earnout Payment to be paid by Buyer (the "Earnout Report"). If applicable, promptly after the delivery of the Earnout Report (and, if an Earnout Dispute Notice is not delivered pursuant to Section 2.4, then in no event later than ten business days following delivery of each Earnout Report, Buyer shall issue to Sellers the number of shares of Buyer Common Stock (or cause to be so issued) with respect to the applicable Earnout Payment in accordance with Seller's Allocation Portion, to such account or accounts as specified in writing by each Seller to Buyer from time to time in accordance with Section 10.3.

                           (d)      ALLOCATION PORTIONS; TAX BENEFIT.
Notwithstanding anything to the contrary set forth herein, each Earnout Payment payable to Sellers pursuant to this Agreement shall be payable in the respective amounts and to the respective parties as specified in Schedule 2.1 hereof, subject to potential reallocation in accordance with Section 2.7.

                           (e)      DELIVERY OF SHARES. Any shares of Buyer
Common Stock to be delivered pursuant to this Section 2.2 shall be sent by any method as is commonly employed by the transfer agent for the common stock of Buyer.

                           (f)      MEASUREMENT OF TARGETS. For purposes of this
Section 2, "revenue" shall be recorded in accordance with accounting principles generally accepted in the United States, consistently applied.

                  2.3. BOOKS AND RECORDS. Buyer or Company shall keep full, clear, separate and accurate books and records with respect to Company. The books and records shall be maintained in accordance with generally accepted accounting principles and shall be available for inspection by representatives of Sellers once during each quarter during the Measurement Period, all upon reasonable prior notice and during normal business hours. The information contained in the books and records of Company shall remain confidential. In no event shall Sellers be entitled to examine the books and records of Company more than the times indicated above. In the event Sellers' inspection reveals an overpayment or deficiency in any payment of Additional Consideration, to the extent applicable, due under this Agreement, Sellers or Buyer shall remit the overpayment or deficiency, as the case may be, within 10 days after Sellers complete their inspection. Should Sellers fail to examine records for a period of one year from the date of any Earnout Report from which they were compiled, then that Earnout Report shall be deemed final and binding and no Seller shall have any further right to contest the Earnout Report or the amount of the Earnout Payment included in the Earnout Report. Except as provided in this
Section 2.3, Sellers will conduct all inspections under this Section 2.3 at their sole cost and expense. If any such inspection reveals a deficiency in any payment of Additional Consideration of five percent (5%) or more, Buyer will reimburse Sellers for all reasonable out of pocket expenses incurred in connection with the inspection.

                  2.4. DISPUTE RESOLUTION. In the event that Sellers shall dispute the information set forth by Buyer pursuant to Section 2.3, then, within 90 days following the date of the delivery by Buyer of the information, Sellers shall provide written notice to Buyer specifying the amount disputed and the basis for the dispute together with supporting documentation reflecting the analysis of and justification for any recomputation made. Sellers and Buyer shall make good faith efforts to resolve the dispute through negotiations for a period of 60 days following the

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receipt of the written notice defining and describing the nature of the dispute.
In the event that the parties are unable to finally resolve the dispute within such 60 day period, the parties to the dispute may elect by mutual agreement to extend the period of negotiation and may elect by mutual agreement to engage a mediator to assist in such negotiation. To the extent that any matter remains unresolved following negotiations, the unresolved matter only shall be resolved by binding arbitration before one arbitrator who shall be mutually agreeable to Buyer and Sellers. To the extent necessary, at the sole discretion and under the direction of the arbitrator, the arbitrator may independently review and audit any matters in dispute. The decision of the arbitrator shall be a final resolution of the parties' dispute and shall be non-appealable and shall not be subject to further arbitration or review. The arbitration shall be governed in accordance with the expedited Commercial Rules of the American Arbitration Association and shall be held in Phoenix, Arizona, including all hearings related to such arbitration. All hearings shall be commenced and completed within 60 days of the selection of the arbitrator. The arbitrator shall render his or her decision within 30 days of all hearings related thereto. The arbitration award shall be in writing. If the disputed information is provided in connection with the non-payment of any portion of the Additional
Consideration and the arbitrator's decision indicates that Sellers are entitled to the disputed portion of the Additional Consideration, then Buyer shall be responsible for payment of all reasonable costs and expenses (including attorneys' fees) incurred by Sellers in connection with the dispute and the arbitration, including all costs and expenses of the arbitrator. If the arbitrator's decision indicates that Sellers are not entitled to the disputed portion of the Additional Consideration, then Sellers shall be jointly and severally responsible for payment of all reasonable costs and expenses
(including attorneys' fees) incurred by Buyer in connection with the dispute in the arbitration, including all costs and expenses of the arbitrator.

                  2.5.     ACCELERATED PAYMENTS.

                           (a)      TRIGGER EVENTS. In the event that any of the
following events occurs (each a "Trigger Event"), then within five business days after the occurrence of such Trigger Event, Buyer shall issue the number of shares of Buyer Common Stock to Sellers in accordance with the maximum amount of Earnout Payments that could otherwise be earned by Sellers as set forth in
Schedule 2.2(b) in accordance with the Allocation Portion for the Measurement Period in which such Trigger Event occurs and each subsequent Measurement Period, if applicable, regardless of whether the Target EBIT has been or will be achieved for such Measurement Periods:

                                             (i)      Substantially all of the
         assets or stock of Company or Buyer are sold, transferred, or otherwise disposed of;

                                             (ii)     Buyer or Company dissolves
         or terminates its existence as a going business concern; or

                                             (iii)    Buyer or Company (with
         Buyer's approval) takes any corporate or other action to authorize or cause any of the foregoing.

                  2.6. ADJUSTMENT OF NUMBER OF SHARES. If Buyer shall, at any time before the Closing or the end of any Measurement Period, (A) pay a dividend or make a distribution in shares of capital stock (whether shares of common stock or capital stock of any other class),

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(B) effect a stock split or subdivide its common stock, (C) effect a reverse stock split or combine its common stock into a smaller number of shares, or (D) effect any other reclassification or recapitalization resulting in an increase in the number of shares of Buyer's capital stock without the receipt of consideration (each, an "Adjustment Event"), then the Base Purchase Price, if an Adjustment Event occurs before the Closing, or the Earnout Payment, if an Adjustment Event occurs before the end of the Measurement Period giving rise to the Earnout Payment, shall be adjusted so that Sellers shall be entitled to receive the number of shares, and the same class and series, of Buyer capital stock that Sellers would have been entitled to receive after the occurrence of the Adjustment Event had the Closing occurred or such Earnout Payment been made immediately before the occurrence of the Adjustment Event. Any adjustment made pursuant to this Section 2.6 shall become effective immediately after the record date for any event requiring such adjustment or shall become effective immediately after the effective date of such event if no record date is set.

                  2.7. REALLOCATION OF EARNOUT PAYMENTS. If Buyer's obligation to continue making Earnout Payments to any Seller terminates in accordance with Section 4(b)(vii) of Buyer's Employment Agreement with such Seller, Buyer shall make any further Earnout Payments that otherwise would be due to such Seller to the remaining Sellers in the proportion that each such remaining Seller's Allocation Portion bears to the aggregate Allocation Portions of all such remaining Sellers.

                                  SECTION III.
                         REPRESENTATIONS AND WARRANTIES

                  3.1. REPRESENTATIONS AND WARRANTIES OF SELLERS. Except as otherwise set forth in the Sellers' Disclosure Schedule hereto ("Seller's Disclosure Schedule"), Sellers jointly and severally represent and warrant to Buyer and Designated Subsidiary as follows:

                           (a)      DUE INCORPORATION, GOOD STANDING, AND
QUALIFICATION. Each of Company and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, operate, and lease its assets and properties and to carry on its business as now being conducted. Neither Company nor any subsidiary of Company is subject to any material disability by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction. As used in this Agreement with reference to Company, the term "subsidiaries" shall include all direct and indirect subsidiaries of Company. Seller's Disclosure Schedule includes a list setting forth, as of the date of this Agreement, each jurisdiction in which Company or any of its subsidiaries is qualified to do business.

                           (b)      CAPITAL STOCK; OPTIONS, WARRANTS, AND
RIGHTS. As of the date hereof, Company has authorized capital stock consisting of 110 shares of Common Stock of which 110 shares are issued and outstanding. All of the outstanding capital stock of Company is owned by Sellers. As of such date, there are no shares of Company's capital stock reserved for issuance upon the exercise of outstanding stock options. All of the issued and outstanding shares of capital stock of Company and of each of its subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. Company has no

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treasury shares. Neither Company nor any subsidiary of Company has outstanding any subscriptions, options, warrants, or other rights to purchase, or securities or other obligations convertible into or exchangeable for, or contracts, commitments, agreements, arrangements, or understandings, to issue, any shares of its capital stock, membership interests, or other securities, other than those referred to in Seller's Disclosure Schedule.

                           (c)      SUBSIDIARIES. Seller's Disclosure Schedule
includes a list setting forth, as of the date of this Agreement, (i) the name, jurisdiction of incorporation, and list of stockholders of each subsidiary of Company; and (ii) the name and a description of every other person, corporation, partnership, limited liability company, joint venture, or other business association in which Company directly or indirectly owns a material interest. The outstanding shares of capital stock of the subsidiaries of Company are owned by Company free and clear of all claims, liens, charges, and encumbrances. Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any corporation or other business other than with respect to its subsidiaries.

                           (d)      FINANCIAL STATEMENTS. The unaudited
Consolidated Balance Sheet of Company and its subsidiaries as of December 31, 2003, as well as the Consolidated Statement of Operations, the Consolidated Statement of Stockholders' Equity, and the Consolidated Statement of Cash Flows of Company and its subsidiaries for the year ended December 31, 2003, and all related schedules and notes to the foregoing, have been prepared by the Company, without audit or review, and the Consolidated Balance Sheet of Company and its subsidiaries as of March 31, 2004 ("Company Base Balance Sheet") and the Consolidated Statement of Operations, the Consolidated Statement of Stockholders' Equity, and the Consolidated Statement of Cash Flows of Company and its subsidiaries for the three months ended March 31, 2004 have been prepared by Company without audit or review. Except as set forth in any of the financial statements or any related schedules or notes, all of the foregoing financial statements have been prepared in accordance with generally accepted accounting principles, which were applied on a consistent basis, and present fairly and accurately, in all material respects, the consolidated financial position, results of operations, stockholders' equity, and cash flow of Company and its subsidiaries as of their respective dates and for the periods indicated. To the knowledge of Company or Sellers, neither Company nor any subsidiary of the Company has any material liabilities or obligations of a type that would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in Company's Base Balance Sheet or incurred since the date of that balance sheet in the ordinary course of business and as contemplated by this Agreement.

                           (e)      ACTIONS IN THE ORDINARY COURSE OF BUSINESS.
Since the date of Company's Base Balance Sheet, and except for the transactions contemplated by this Agreement, neither Company nor any subsidiary of Company
(i) has taken any action or entered into any material transaction outside the ordinary and usual course of business; (ii) has borrowed any money or become contingently liable for any obligation or liability of another; (iii) has failed to pay any of its debts and obligations as they become due; (iv) has incurred any debt, liability, or obligation of any nature to any party, except for obligations arising from the purchase of goods or the rendition of services in the ordinary and usual course of business; (v) has failed to use its

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best efforts to preserve its business organization intact, to keep available the services of its employees and independent contractors, or to preserve its relationships with its customers, suppliers, and others with which it deals;
(vi) has sold, transferred, leased, or encumbered any of its assets or properties outside the ordinary and usual course of business; (vii) has waived any material right; (viii) has written off any assets or properties; or (ix) has hired any employees or increased the compensation of any employees outside the ordinary and usual course of business.

                           (f)      NO MATERIAL CHANGE. Since the date of
Company's Base Balance Sheet, there has not been and, to the knowledge of Company or Sellers, there is not threatened (i) any material adverse change in the financial condition, business, assets, properties, or operating results of Company and its subsidiaries taken as a whole; (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of Company or any subsidiary of Company that materially affects or impairs its ability to conduct its business; or (iii) any mortgage or pledge of any assets or properties of Company or any subsidiary of Company, or any indebtedness incurred by Company or any subsidiary of Company, other than indebtedness, not material in the aggregate, incurred in the ordinary and usual course of business.

                           (g)      TITLE TO PROPERTIES. Each of Company and its
subsidiaries has good and marketable title to and rightful possession of all of its real and personal assets and properties, including all assets and properties reflected in Company's Base Balance Sheet or acquired subsequent to the date of Company's Base Balance Sheet, except assets or properties disposed of subsequent to the date of Company's Base Balance Sheet in the ordinary and usual course of business or as contemplated by this Agreement. Such assets and properties are subject to no mortgage, indenture, pledge, lien, claim, encumbrance, charge, security interest or title retention, or other security arrangement, except for liens for the payment of federal, state, and other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of the business of Company and its subsidiaries or the ownership of their assets or properties, which were not incurred in connection with the borrowing of money or the obtaining of advances and which do not in the aggregate materially detract from the value of the assets or properties of Company and its subsidiaries taken as a whole or materially impair the use thereof in the operation of their respective businesses, except in each case as disclosed in Company's Base Balance Sheet. All leases pursuant to which Company or any subsidiary of Company leases any substantial amount of real or personal property are valid and effective in accordance with their respective terms. Seller's Disclosure Schedule sets forth
(i) a complete list of real property owned by Company, and (ii) the location, physical description, basis of occupancy, ownership, and terms of any mortgages or leases with respect to all real property used in the conduct of the Business.

                           (h)      CONDITION OF ASSETS AND PROPERTIES. The
buildings, equipment, machinery, storage facilities, fixtures, furniture, furnishings, office equipment, and all other tangible personal assets and properties presently used in, and material to the operation of, the Business, do not require any repairs other than normal maintenance and are in good operating condition and in a state of reasonable maintenance and repair. Seller's Disclosure Schedule sets forth a list of all of Company's motor vehicles, furniture, fixtures, machinery, equipment, and tools that are material to its Business.

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                           (i)      LITIGATION; ABSENCE OF CLAIMS OR PRODUCT OR
SERVICE WARRANTIES. There are no actions, suits, claims, proceedings, investigations, or other litigation pending or, to the knowledge of Company or Sellers, threatened or that could be threatened against Company or any subsidiary of Company, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to Company or any subsidiary of Company, would individually or in the aggregate have a material adverse effect on the business, assets, properties, operations, operating results, prospects, or condition, financial or otherwise, of Company and its subsidiaries taken as a whole. None of Company or any subsidiary of Company is a party to any decree, order, or arbitration award (or agreement entered into in any administrative, judicial, or arbitration proceeding with any governmental authority) with respect to or affecting any of the Shares or the Business (or the conduct thereof). To the knowledge of Company or Sellers, neither Company, nor any subsidiary of Company, nor any officer, director, manager, employee, or agent of Company or any subsidiary of Company has made any oral or written warranties with respect to the quality or absence of defect of the products or services sold or performed by Company or any subsidiary of Company that are in force as of the date hereof, other than Company's customary warranties in the ordinary course of its Business. There are no material claims pending, anticipated, or to the knowledge of Company or any Seller, threatened against Company or any subsidiary of Company with respect to the quality of or absence of defects in such products or services. Neither Company nor any subsidiary of Company has been required to pay direct, incidental, or consequential damages to any person or entity in connection with any of such products or services at any time during the five-year period preceding the date of this Agreement.

                           (j)      LICENSES AND PERMITS. Neither Company nor
any subsidiary of Company is subject to any material disability or liability by reason of its failure to possess any license, permit, franchise, certificate, consent, approval, or authorization necessary for the Business and the ownership or use of all assets and properties and the premises occupied by it or to file any reports with or pay any fees or other monies to any federal, state or local authority having jurisdiction over the Business or the assets, property and premises used by Company and its subsidiaries. Seller's Disclosure Schedule includes a true, correct, and complete list of all licenses, permits, franchises, certificates, consents, approvals, and authorizations that Company currently holds in connection with the Business.

                           (k)      NO VIOLATION. The execution and delivery of
this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by Company or any subsidiary of Company of, or constitute a default under, or conflict with, or cause any acceleration of any obligation that has or is likely to have a material adverse effect on Company or the Business with respect to, (i) any provision or restriction of any charter, bylaw, shareholders' agreement, articles of organization, operating agreement, voting trust, proxy, or other similar agreement with respect to Company or any subsidiary of Company; (ii) any loan agreement, indenture, lease, or mortgage of Company or any subsidiary of Company; (iii) any provision or restriction of any lien, lease agreement, sales agreement, contract, or instrument to which Company or any subsidiary of Company is a party or by which any of them is bound; or
(iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of Company or any subsidiary of Company is subject or by which Company or any subsidiary of Company is bound.

Neither the execution and delivery of this Agreement or any of the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will result in the creation of any lien, claim, right, charge, encumbrance or security interest of any nature or type whatsoever with respect to any of the stock of any of Company's subsidiaries or any of the assets of Company.

                           (l)      TAXES.

                                    (i)      Company has filed all Tax Returns
that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid. Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a taxing authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the properties of Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due. Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                                    (ii)     No Seller or other director or
officer (or employee responsible for Tax matters) of Company expects any taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Company either (i) claimed or raised by any taxing authority in writing, or (ii) as to which any of the Sellers or other directors or officers (or employees responsible for Tax matters) of Company has actual knowledge (after reasonable investigation) based upon personal contact with any agent of such taxing authority. No issue relating to Taxes has been raised in writing by a taxing authority during any pending audit or examination, and no issue relating to Taxes was raised in writing by a taxing authority in any completed audit or examination, that reasonably can be expected to recur in a later taxable period. Company has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1999.

                                    (iii)    Company has not waived any statute
of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                                    (iv)     Company is not a party to any Tax
allocation or sharing agreement. Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any person or entity under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. The unpaid Taxes of Company
(i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company in filing its Tax Returns.

                                    (v)      Company is not a party to any joint
venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

                                    (vi)     Company has not entered into any
sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 2001-28 (or similar provisions of foreign law) or any safe harbor lease transaction.

                                    (vii)    All material elections with respect
to Taxes affecting Company are disclosed or attached to a Tax Return of Company.

                                    (viii)   All private letter rulings issued
by the Internal Revenue Service to Company (and any corresponding ruling or determination of any state, local, or foreign taxing authority) have been disclosed on Seller's Disclosure Schedule, and there are no pending requests for any such rulings (or corresponding determinations).

                                    (ix)     None of the Sellers nor Company has
taken or will take any action that could result in a deemed election under section 338 of the Code with respect to Buyer's purchase of the Shares.

                                    (x)      Company will not be required to
include any items of income in, or exclude any items of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income tax law);
(ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law);
(iii) installment sale or open transaction made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

                                    (xi)     During the five-year period ending
on the Closing Date, Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

                                    (xii)    Company has disclosed on its Tax
Returns all positions taken therein that could reasonably be expected to give use to a substantial understatement of Tax within the meaning of Section 6662 of Code (or any similar provision under any state, local, or foreign tax law).

                                    (xiii)   Company has not engaged in any
"listed transaction" as defined in Section 1.6011-4 of the Treasury Regulations.

                                    (xiv)    CERTAIN DEFINITIONS. For purposes
of this Agreement, the (A) term "Taxes" shall mean all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, profits, excise, property, sales, use, transfer, license, payroll, employment, franchise, severance, stamp, occupation, premium, windfall profits, environment, customs duties, capital stock, withholding, Social Security, unemployment disability, registration, value added, alternative or add-on minimum, or estimated taxes, imposed by the United States or any state, local, or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, or additions to tax attributable to such assessments or to the failure to file any Tax Return; (B) the term "Tax Return" shall mean any report, return, declaration, claim for refund, information return, or other information, including any schedule or attachment thereto and any amendment thereof, required to be supplied to a taxing authority or required by a taxing authority to be supplied to any other person; (C) "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law; and (D) "Code" means the Internal Revenue Code of 1986, as amended

                           (m)      ACCOUNTS RECEIVABLE. Each account receivable
of Company or any subsidiary of Company has been acquired in the ordinary course of business, is valid and enforceable, and is fully collectible, subject to no defenses, deductions, set-offs, or counterclaims, except to the extent of the reserve reflected in Company's Base Balance Sheet or in such other amount that is not material in the aggregate. Each such account receivable is fully collectible to the extent of the face value thereof (less the amount of the reserve for doubtful accounts, if any, reflected on the books of Company or any subsidiary of Company with respect to such account, and except to the extent any customer may obtain and assert a valid right of set-off based on any events occurring after the Closing Date or any limitations under any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditor's rights, general equity principles or laws limiting the availability of equitable relief). Seller's Disclosure Schedule sets forth a complete and accurate list of the accounts receivable of Company, including the amount of each receivable and the name and mailing address of the obligor.

                           (n)      CONTRACTS. Neither Company nor any
subsidiary of Company is a party to (i) any plan or contract providing for bonuses, incentives, pensions, stock options, stock purchases, deferred compensation, retirement payments, pension, profit sharing, or welfare benefits;
(ii) any plan or agreement providing for fringe benefits to present or former employees, including sick leave, severance pay, medical, hospitalization, life insurance, or related benefits; (iii) any lease, installment purchase agreement, or other contract with respect to any real or personal property used or proposed to be used in its operations, excepting, in each case, items included within aggregate amounts disclosed or reflected in Company's Base Balance Sheet; (iv) any employment, consulting, or other similar arrangement not terminable by it upon 30 days or less notice without penalty to it or that provides for payments upon or after termination; (v) any contract or agreement for the purchase of any commodity, material, fixed asset, or equipment in excess of $25,000; (vi) any contract or agreement creating an obligation of $25,000 or more; (vii) any mortgage, deed of trust, pledge agreement, security agreement, lease, or other contract or agreement, which by its terms does not terminate or is not terminable by it without penalty to it; (viii) any loan agreement, letter of credit, financing agreement, indenture, promissory note, or other similar type of arrangement; (ix) any agency, sales, brokerage, wholesaling, franchise, license, conditional sales agreement, or similar agreement, other than license agreements entered and licenses granted in the ordinary course of the Business;
(x) any purchase commitment to, or contract or agreement with, any manufacturer or other supplier; or (xi) any license, authority, or permit in favor of any person or entity with respect to the Business or any assets or properties of Company or any of its subsidiaries, other than license agreements entered and licenses granted in the ordinary course of the Business. All mortgages, leases, contracts, agreements, and other arrangements to which Company or any subsidiary of Company is a party are valid and enforceable in accordance with their terms in all material respects, subject to any limitations under applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditor's rights, general equity principles or laws limiting the availability of equitable relief; Company, its subsidiaries, and all other parties to each of the foregoing have performed all obligations required to be performed to date and have waived no rights thereunder; neither Company, nor any subsidiary of Company, nor to the knowledge of Company or Sellers any such other party is in default or in arrears under the terms of any of the foregoing; and to the knowledge of Company or Sellers no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a default under any of them. With respect to the Business, neither Company nor any subsidiary of Company is bound by any agreement or arrangement to sell or provide goods or services at prices below the prevailing market prices therefor or to purchase goods or services at prices above the prevailing market prices therefor. With respect to the Business, neither Company nor any Seller has any reason to believe that there is a likelihood that any of the manufacturers for or suppliers to Company or any of its subsidiaries will terminate their business relationship with Company or any of its subsidiaries for any reason whatsoever. Seller's Disclosure Schedule contains a true, correct, and complete list of all contracts, including but not limited to, all sales agreements, manufacturing agreements, design agreements, supply agreements, sales representative agreements, consulting agreements, and technical service agreements that are necessary in any material respect for the conduct of the Business, as conducted as of the date hereof (the "Key Contracts").

                           (o)      COMPLIANCE WITH LAW AND OTHER REGULATIONS.

                                    (i)      GENERAL. Each of Company and its
subsidiaries is in compliance in all material respects with all requirements of federal, state, and local law and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties, and all premises occupied by it. Neither Company nor any subsidiary of Company has received any notice from any federal, state, or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment, or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building, or zoning law, or requirement of any public authority or body noncompliance with which would have a material adverse affect on the business, assets or properties of Company or any subsidiary.

                                    (ii)     ENVIRONMENTAL. Without limiting the
foregoing, there is no environmental contamination, toxic waste or other discharge, spill, construction component, structural element or condition, adversely affecting any of the properties owned, leased, or used by Company or any subsidiary of Company, nor has Company nor any subsidiary of Company received any official notice or citation that any of its properties in any way contravene any federal, state, or local law or regulation relating to environmental, health, or safety matters, including, without limitation, any requirements of CERCLA or any OSHA requirements. There has been no (A) storage, treatment, generation, or transportation or any (B) spill, discharge, leak, emission, injection, escape, dumping, or release of any kind into the environment (including without limitation, into air, water, or ground water) of any materials (including, without limitation, industrial, toxic, or hazardous substances or solid, medical, or hazardous waste) by, or on behalf of, Company or any subsidiary of Company or from any property owned, leased, or used by Company or any subsidiary of Company in violation of any federal, state, or local law, statute, rule, or regulation or the common law or any decree, order, arbitration award, or agreement with or any license or permit from any federal, state, or local governmental authority. Seller's Disclosure Schedule, sets forth a complete list of all aboveground and underground storage tanks, vessels, and related equipment and containers that are or have been used by Company or any subsidiary of Company, or are located on property owned, leased, or operated by Company or any subsidiary of Company, and that are subject to federal, state, or local laws, statutes, rules or regulations, and such schedule sets forth their present contents, what the contents have been at any time in the past, and what program of redemption, if any, is contemplated with respect thereto.

                           (p)      EMPLOYEE BENEFIT AND EMPLOYMENT MATTERS.

                                    (i)      ERISA MATTERS. Each of Company and
its subsidiaries has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of ERISA and the regulations and published interpretations thereunder with respect to each "plan" (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which employees of Company or its subsidiaries are eligible to participate, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations. Company has not incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA. Company has furnished to Buyer as an attachment to Seller's Disclosure Schedule true and complete copies of each pension plan, welfare plan, and employment benefit plan applicable to Company or any of its subsidiaries and related trust agreements or annuity contracts, Internal Revenue Service determination letters, and summary plan descriptions; all of the foregoing plans, agreements, and commitments are valid, binding, and in full force and effect, and there are no defaults thereunder; and none of the rights of Company or any of its ERISA Affiliates (as defined under ERISA) thereunder will be impaired by this Agreement or the consummation of the transactions contemplated by this Agreement.

                                    (ii)     LABOR MATTERS. Each of Company and
its subsidiaries has complied with all other applicable federal, state, and local laws relating to the employment of labor, including, without limitation, the provisions thereof relative to wages, hours, collective bargaining, working conditions, and payment of taxes of any kind, and neither Company nor any subsidiary of Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave, or other compensatory time. Neither Company nor any subsidiary of Company is a party to any collective bargaining or other contract or agreement with any labor union, and there is no request for union representation pending or threatened against Company or any subsidiary of Company. There is not pending or threatened any (A) labor dispute, grievance, strike, or work stoppage involving any of the employees of Company or any subsidiary of Company, (B) charge or complaint against or involving any employees of Company or any subsidiary of Company by the National Labor Relations Board, the Department of Labor, the Occupational Health and Safety

Administration, or any similar federal, state, or local board or agency, or (C) unfair employment or labor practice charges by or on behalf of any employee of Company or any subsidiary of Company.

                                    (iii)    ARRANGEMENTS WITH EMPLOYEES. The
employment of each employee of Company or any subsidiary of Company is terminable at will without cost to Company or any subsidiary of Company. All officers and independent contractors of Company and its subsidiaries are paid salaries or other compensation in accordance with the amounts set forth in Seller's Disclosure Schedule, and Seller's Disclosure Schedule correctly and accurately sets forth all salaries, expenses, and personal benefits paid to or accrued for all directors, officers, managers, and principal shareholders of Company and its subsidiaries as of the date of this Agreement, all of which are reflected as appropriate in Company's Base Balance Sheet.

                           (q)      INSURANCE. Each of Company and its
subsidiaries maintains in full force and effect insurance coverage on its assets, properties, premises, operations, and personnel in such amounts as Company deems appropriate. Each of Company and its subsidiaries has been continuously, and is presently, insured by insurers unaffiliated with Company with respect to its property and the conduct of its business in such amounts and against such risks as are adequate to protect its business and assets, including, without limitation, liability insurance. Seller's Disclosure Schedule contains a description (identifying insurer, coverage, premiums, named insured, deductibles, and expiration date) of all policies of fire, liability, and other forms of insurance that currently are, or at any time within the past five years have been, maintained in force by or for the account of Company or any of its subsidiaries with respect to the business and assets of Company or its subsidiaries (such policies are hereinafter referred to as the "Policies").

                           (r)      NO PAYMENTS TO DIRECTORS, OFFICERS,
STOCKHOLDERS, OR OTHERS. Since the date of Company's Base Balance Sheet, there has not been any purchase or redemption of any shares of capital stock of Company or any subsidiary of Company or any transfer, distribution, or payment by Company or its subsidiaries, directly or indirectly, of any assets or properties to any director, officer, stockholder, or other person, other than the payment of compensation for services actually rendered at rates not in excess of the rates prevailing on the date of Company's Base Balance Sheet.

                           (s)      NO PROHIBITED PAYMENTS. Neither Company, nor
any subsidiary of Company, nor, to the knowledge of Company or Sellers, any officer, director, employee, independent contractor, or agent, acting on behalf of Company or any subsidiary of Company, has at any time (i) made any contributions to any candidate for political office in violation of law or failed to disclose fully any contributions to any candidate for political office in accordance with any applicable statute, rule, regulation, or ordinance requiring such disclosure; (ii) made any payment to any local, state, federal, or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law; (iii) made any payment outside the ordinary course of business to any purchasing or selling agent or person charged with similar duties of any entity to which Company or any subsidiary of Company sells products or renders services or from which Company or any subsidiary of Company buys products or services for the purpose of influencing such agent or person to buy products or services from or sell products or services to Company or any subsidiary of Company; or (iv) engaged in any transaction, maintained any bank account, or used any corporate funds, except for transactions, bank accounts, and funds that have been and are reflected in the normally maintained books and records of Company or any subsidiary of Company.

                           (t)      GOVERNING DOCUMENTS AND MINUTE BOOKS.
Company has previously delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of Company and its subsidiaries as currently in effect. The minute books of Company and its subsidiaries contain complete and accurate records of all meetings and other corporate actions held or taken by the Boards of Directors (or committees of the Boards of Directors) and stockholders of Company and its subsidiaries, as the case may be, since their incorporation.

                           (u)      INTELLECTUAL PROPERTY. Each of Company and
its subsidiaries owns or holds all of the rights to use all trademarks, trade names, trade secrets, logos, fictitious names, service marks, slogans, patents, and copyrights that are used in or necessary to the operation of the Business as conducted on the date of this Agreement (the "Intellectual Property"). Neither Company nor any subsidiary of Company is, and following the Closing neither Company nor any subsidiary of Company will be, obligated to pay any royalty or other payment with respect to any of the Intellectual Property. To the knowledge of Company or Sellers, no person or entity is producing, providing, selling, or using products or services that would constitute an infringement of any of the Intellectual Property. Seller's Disclosure Schedule sets forth a true, complete, and correct list of all of the Intellectual Property owned or used by Company or any subsidiary of Company. To the knowledge of Sellers, none of the matters covered by the Intellectual Property, nor any of the products or services sold or provided by Company or any subsidiary of Company, nor any of the processes used or the business practices followed by Company or any subsidiary of Company, infringes or has infringed upon any trademark, trade name, trade secret, logo, fictitious name, service mark, slogan, patent, or copyright owned by any person or entity (or any application with respect thereto), or constitutes unfair competition.

                           (v)      SUFFICIENCY OF ASSETS. The assets and
properties of Company and its subsidiaries constitute all or substantially all of the assets and properties that are necessary to permit Buyer or Designated Subsidiary to continue to conduct the Business after the Closing Date in the manner in which the Business is currently being conducted by Company and its subsidiaries. Seller's Disclosure Schedule sets forth a complete and accurate list of all customers and suppliers of Company and its subsidiaries on the date of and during the twelve months preceding the date of this Agreement and their last known business address.

                           (w)      SECURITIES MATTERS. Each Seller represents
and warrants to Buyer and Designated Subsidiary as follows:

                                    (i)      ACQUISITION OF BUYER COMMON STOCK
FOR OWN ACCOUNT. Such Seller will acquire the Buyer Common Stock for such Seller's own account and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended (the "Securities Act").

                                    (ii)     KNOWLEDGE AND EXPERIENCE IN
FINANCIAL AND BUSINESS MATTERS. Such Seller has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Buyer Common Stock, and such Seller has the ability to bear the economic risk of acquiring the Buyer Common Stock.

                                    (iii)    RESTRICTED SECURITIES. Such Seller
acknowledges and understands that the Buyer Common Stock will constitute "restricted securities" as defined under Rule 144 under the Securities Act and the certificates representing such shares will contain a legend to this effect. As a result, such shares of Buyer Common Stock may be sold only pursuant to registration under the Securities Act or pursuant to an exemption therefrom.

                                    (iv)     AVAILABLE INFORMATION. Such Seller
has been supplied with, or had access to, information to which a reasonable investor would attach significance in making investment decisions, including, without limitation, all publicly available filings by Buyer under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including Buyer's Form 10-K Report for the year ended December 31, 2003; Buyer's Proxy Statement for its 2004 Annual Meeting of Stockholders; and any information with respect to Buyer's financial condition, business, and prospects and other information such Seller has requested to enable such Seller to make the decision to acquire the Buyer Common Stock.

                           (x)      ACCURACY OF STATEMENTS. Neither this
Agreement nor any statement, list, certificate, or any other agreement executed in connection with this Agreement or other information furnished or to be furnished by Company or Sellers to Buyer in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of circumstances in which they are made, not misleading.

                  3.2. FURTHER REPRESENTATIONS AND WARRANTIES OF SELLERS. Each Seller, jointly and severally, further represents, warrants, and acknowledges to Buyer as follows:

                           (a)      OWNERSHIP OF STOCK. Sellers own, and at all
times preceding the date hereof, have owned, all of the issued and outstanding shares of capital stock of Company, free and clear of all liens, claims, rights, charges, encumbrances, and security interests of whatsoever nature or type.

                           (b)      POWER OF SELLERS TO EXECUTE AGREEMENT.
Sellers have the full right, power, and authority to execute, deliver, and perform this Agreement, and this Agreement is the legal and binding obligation of Sellers and is enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

                           (c)      AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS
AFFECTING SELLERS. The execution and delivery of this Agreement, the consummation of the transactions hereby contemplated, and the fulfillment of the terms hereof will not result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under any agreement or other instrument of any description to which any Seller is a party or by which any Seller is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator or any applicable law, rule, or regulation.

                  3.3. REPRESENTATIONS AND WARRANTIES OF BUYER. Except as otherwise set forth in the Buyer's Disclosure Schedule hereto ("Buyer's Disclosure Schedule"), and except as disclosed in Buyer's Form 10-K Report for the year ended December 31, 2003, and all subsequent reports and proxy statements filed by Buyer thereafter with the Securities and Exchange Commission ("SEC") pursuant to Section 13(a) or 14(a) of the Exchange Act, Buyer represents and warrants to Sellers as follows:

                           (a)      DUE INCORPORATION, GOOD STANDING, AND
QUALIFICATION. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada. Buyer is not subject to any material disability by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction.

                           (b)      CORPORATE AUTHORITY. Buyer has the corporate
power and authority to enter into this Agreement and carry out the transactions contemplated hereby. The Board of Directors of Buyer has taken all actions required by law to authorize the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by and constitutes a legal, valid, and binding agreement of Buyer, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

                           (c)      NO VIOLATION. The execution and delivery of
this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by Buyer of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to, (i) any provision or restriction of any charter, bylaw, articles of incorporation, loan, indenture, or mortgage of Buyer; or (ii) any provision or restriction of any lien, lease agreement, contract, instrument, order, judgment, award, decree, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of Buyer is subject or by which Buyer is bound.

                           (d)      CERTIFICATE OF INCORPORATION AND BYLAWS.
Buyer has heretofore delivered to Sellers true and complete copies of the Certificate of Incorporation and Bylaws of Buyer as currently in effect.

                           (e)      INTENT AND ACCESS. Buyer is acquiring the
Shares and the shares of capital stock of Company's subsidiaries and any other securities owned by Company without a view to the distribution or resale of such stock or securities in violation of any applicable federal or state securities laws. Buyer has been furnished with such information, both financial and non-financial, with respect to the operations, business, capital structure, and financial position of Company and its subsidiaries as Buyer believes necessary and has been given the opportunity to ask questions of and receive answers from Company and its subsidiaries and their officers concerning Company and its subsidiaries.

                           (f)      ACCURACY OF STATEMENTS. Neither this
Agreement nor any statement, list, certificate, or other information furnished or to be furnished by Buyer to Sellers in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                           (g)      SEC REPORTS. Buyer's Form 10-K Report for
the year ended December 31, 2003, and all subsequent reports and proxy statements filed by Buyer thereafter with the SEC pursuant to Section 13(a) or 14(a) of the Exchange Act, do not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the time the document was filed. No report, proxy statement, or other document has been required to be filed by Buyer pursuant to Section 13(a) or 14(a) of the Exchange Act that has not been filed. All such reports and registration statements, which are filed between the date hereof and the Closing Date, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they are made, not misleading.

                           (h)      STATUS OF BUYER COMMON STOCK TO BE ISSUED.
The shares of Buyer Common Stock to be issued in payment for the Shares will be, when issued, validly authorized and issued, fully paid, nonassessable, free of preemptive or other similar rights, and listed for trading on the NASDAQ SmallCap Market.

                           (i)      NO MATERIAL CHANGE. Since the date of
Buyer's Form 10-K Report for the year ended December 31, 2003, there has not been and, to the knowledge of Buyer, there is not threatened (III) any material adverse change in the financial condition, business, assets, properties, or operating results of Buyer and its subsidiaries taken as a whole; (IV) any loss or damage (whether or not covered by insurance) to any of the assets or properties of Buyer or any subsidiary of Buyer that materially affects or impairs its ability to conduct its business as currently conducted; or (V) any mortgage or pledge of any assets or properties of Buyer or any subsidiary of Buyer, or any indebtedness incurred by Buyer or any subsidiary of Buyer, other than in all cases indebtedness, not material in the aggregate, incurred in the ordinary and usual course of business.

                           (j)      NO LITIGATION. There are no actions, suits,
claims, proceedings, investigations or other litigation pending or, to the knowledge of Buyer, threatened or that could be threatened against or affecting the transactions contemplated by this Agreement. To Buyer's knowledge, there is no basis for any such action, suit, claim, proceeding, investigation or other litigation.

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                                   SECTION IV.
                                    COVENANTS

                  4.1. COVENANTS OF SELLERS. Unless Buyer otherwise agrees in writing and except as set forth in the Sellers' Disclosure Schedule, Sellers jointly and severally agree to, and Sellers shall cause Company to, at all times from the date of this Agreement through the Closing Date, comply with, this
Section 4.1.

                           (a)      PRESERVATION OF BUSINESS. Company shall use
its best efforts to (i) preserve intact the present business organization of Company and its subsidiaries; (ii) preserve the present goodwill and advantageous relationships of Company and its subsidiaries with all persons having business dealings with Company or its subsidiaries; (iii) preserve the net worth of Company; and (iv) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds, and other similar rights of Company and its subsidiaries.

                           (b)      NO ORGANIC CHANGE. Neither Company nor any
subsidiary of Company shall (i) amend its charter or bylaws; (ii) make any change in its capital stock by reclassification, subdivision, reorganization, or otherwise; or (iii) merge or consolidate with or sell any assets to any other corporation, trust, or entity or change the character of its business, except as contemplated by this Agreement.

                           (c)      ORDINARY COURSE. Each of Company and its
subsidiaries shall operate its business only in the usual, regular, and ordinary course and manner. Without limiting the foregoing, neither Company nor any subsidiary of Company shall take any of the following actions without Buyer's written consent: (i) encumber or mortgage any assets or properties; (ii) incur any obligation or liability (contingent or otherwise), incur or modify any indebtedness, incur or make any capital expenditures, purchase or acquire, or transfer or convey, any assets or properties, enter into any license agreement granting exclusive rights respecting any material technology or Intellectual Property belonging to Company or enter into any transaction or make or enter into any contract or commitment, except in the usual and ordinary course of business consistent with past practice or as contemplated by this Agreement and except for transactions that are not material, either individually or in the aggregate; (iii) create or acquire any subsidiary, invest in or acquire any stock or other equity interest in any corporation, trust, or other entity, or purchase any investment assets; (iv) expend more than $25,000 in any month, except in the ordinary course of business consistent with prior periods and as permitted by this Agreement without the written approval of Buyer, which shall not be unreasonably withheld; (v) waive any material right; or (vi) make any material change in the nature or conduct of the Business.

                           (d)      MAINTENANCE OF ASSETS AND PROPERTIES. Each
of Company and its subsidiaries shall keep the premises occupied by it and all of the equipment and other tangible assets and personal property used by it in good operating condition and shall perform all necessary repairs and maintenance. Company and its subsidiaries shall not remove any personal property from any facility of Company or its subsidiaries unless same are replaced with similar items of at least equal quality prior to the Closing Date. Company and its subsidiaries shall not sell or permit to be sold or otherwise transferred or disposed of any item or group of items constituting personal property, except items sold in the ordinary and usual course of business. Neither Company nor any subsidiary of Company shall convey any interest in any of its assets or properties or subject any of its assets or properties, or any portion thereof, to any additional liens, encumbrances, or similar matters.

                           (e)      SATISFACTION OF OBLIGATIONS AND LIABILITIES.
Each of Company and its subsidiaries shall (i) pay or cause to be paid all of the obligations and liabilities arising out of its business as they mature including those related to taxes, except for those that are in good faith disputed with the written approval of Buyer; (ii) maintain and perform in all material respects its obligations under all agreements and contracts to which it is bound in accordance with their terms; and (iii) comply in all material respects with all requirements of applicable federal, state, and local laws, regulations, and rules. Company and its subsidiaries shall pay or cause to be paid in full all bills and invoices for labor, goods, materials, supplies, services, and utilities of any kind relating to the Business, which were contracted for by Company or any of its subsidiaries or which were delivered to or performed on their assets or properties.

                           (f)      BOOKS AND RECORDS. Each of Company and its
subsidiaries shall maintain its books, accounts, and records in the usual, regular, and ordinary manner and on a basis consistent with prior years, and each of Company and its subsidiaries shall comply with all laws applicable to it or to the conduct of its business.

                           (g)      INSURANCE. Each of Company and its
subsidiaries shall maintain in force through the Closing Date all of the property, casualty, crime, directors and officers, and other forms of insurance that it is presently carrying and shall refrain from making any change in any such insurance coverage.

                           (h)      ENTRY INTO OBLIGATIONS. Neither Company nor
any subsidiary of Company shall take any of the following actions without Buyer's written consent: (i) enter into any lease, contract, agreement, or other obligation with any party other than contracts for the sale of products or services and contracts for the purchase of supplies or services in the ordinary and usual course of business or, whether or not in the ordinary course of business, which involve obligations in excess of $25,000 or which extend beyond six months from the date of this Agreement; (ii) amend, modify, extend, change, or terminate any presently existing lease, contract, agreement, or other obligation; or (iii) enter into any manufacturing agreement, supply agreement, service agreement, maintenance agreement, contract, or other arrangement relating to the operation or maintenance of the assets and properties or business of Company or its subsidiaries, other than in the ordinary course of business.

                           (i)      NO ISSUANCE OF SHARES, OPTIONS, OR OTHER
SECURITIES. Neither Company nor any subsidiary of Company shall (i) issue any shares of capital stock; or (ii) grant any option, warrant, or other right to purchase or to convert any obligation into shares of capital stock ("New Securities") unless the recipient of such New Securities agrees to be bound by this Agreement.

                           (j)      ACQUISITIONS AND DISPOSITIONS. Neither
Company nor any subsidiary of Company shall (i) order, purchase, or lease any products, inventory, or equipment, except in the ordinary course of business and consistent with past practice or as contemplated by this Agreement; (ii) transfer, sell, pledge, dispose of, or encumber any assets or properties, except in the ordinary course of business and consistent with past practice or as contemplated by this Agreement; or (iii) directly or indirectly acquire, purchase, or redeem any shares of its capital stock or that of its subsidiaries or permit any of its subsidiaries to do so.

                           (k)      DIVIDENDS. Neither Company nor any
subsidiary of Company shall declare, make, or pay any dividend or other distribution with respect to Company's capital stock or otherwise.

                           (l)      COMPENSATION. Neither Company nor any
subsidiary of Company shall (i) increase the compensation payable (including bonus compensation) to any officer or director or to other management personnel from the amount payable as of the date of Company's Base Balance Sheet to any level that exceeds the amount set forth for each Seller in Schedule 4.1(l) to this Agreement, or (ii) introduce or change any pension or profit sharing plan or any other employee benefit arrangement.

                           (m)      EMPLOYEES. Each of Company and its
subsidiaries shall use its best efforts to retain and keep available the services of each of its present employees, representatives, and agents. Neither Company nor any subsidiary of Company shall hire any employees, except in the ordinary course of business and consistent with past practice. Company and its subsidiaries shall not enter into any employment agreements with any of its officers, management personnel, or employees that may not be canceled by them without penalty upon notice not exceeding 30 days.

                           (n)      RIGHT OF INSPECTION. Company shall make
available to Buyer and its representatives for inspection at all reasonable times during Company's normal business hours all of the assets, properties, facilities, and agreements (including all documents of any description evidencing any right or obligation of Company or its subsidiaries) and the books, records, accounts, and financial statements of Company and its subsidiaries as they shall reasonably request and allow Buyer and its representatives the right to make whatever copies of such materials they require, and Company shall permit Buyer and its independent accountants to audit or make such audit tests respecting the accounts of Company and its subsidiaries as Buyer or those accountants consider appropriate.

                           (o)      CONSENTS AND APPROVALS. Each of Company and
its subsidiaries shall use its best efforts to obtain all consents and approvals of other persons and governmental authorities necessary to the performance by Sellers and Company of the transactions contemplated by this Agreement. Each of Company and its subsidiaries shall make or cause to be made all filings, applications, statements, and reports to all federal, state, and local government agencies and entities that are required to be made prior to the Closing Date by or on behalf of Company or such subsidiary pursuant to any statute, rule, or regulation in connection with the transactions contemplated by this Agreement and necessary to the continued conduct of the business of Company and its subsidiaries in the current manner.

                  Each Seller acknowledges the covenants set forth in this
Section 4.1 and agrees to be bound by them.

                  4.2. COVENANTS OF BUYER. Buyer agrees that, unless Sellers otherwise agree in writing and except as set forth in Buyer's Disclosure Schedule or contemplated by this Agreement, at all times between the date of this Agreement through the Closing:

                           (a)      CONSENTS AND APPROVALS. Buyer shall use its
best efforts to obtain all necessary consents and approvals of other persons and governmental authorities to the performance by Buyer of the transactions contemplated by this Agreement. Buyer shall make or cause to be made all filings, applications, statements, and reports to all federal and state government agencies and entities that are required to be made prior to the Closing Date by or on behalf of Buyer pursuant to any statute, rule, or regulation in connection with the transactions contemplated by this Agreement.

                           (b)      RIGHT OF INSPECTION. Buyer shall make
available to Sellers and their representatives for inspection at all reasonable times all of the assets, properties, facilities, records, agreements (including all documents of any description evidencing any right or obligation of Buyer), and financial statements of Buyer as they shall reasonably request and allow Sellers and their representatives the right to make whatever copies of such materials they require at Sellers' expense.

                           (c)      CONVERTIBLE LOAN COMMITMENT. For the purpose
of funding the business operations of Company until June 30, 2005 (the "Profitability Period"), Buyer agrees to loan Company an aggregate of up to $500,000 during the first 12-months of the Profitability Period in accordance with this Section 4.2(c). Subject to the limits in this Section 4.2(c), Buyer will advance loan proceeds to Company in such amounts, and at such times, as Company may request in writing from time to time. Buyer's obligation to make advances to Company will not exceed $70,000 in the first month of the Profitability Period, $40,000 in each of the next ten months of the Profitability period, $30,000 in the twelfth month of the Profitability Period and, in any month of the Profitability Period, any amount specified by this
Section 4.2(c) but not advanced to Company with respect to any previous month. If implemented, principal amounts outstanding under the loan shall bear interest at 5% per annum, compounded annually, shall mature 24 months following the initial funding of the loan, and shall be secured by a first priority lien on all assets of Company. If Company terminates this Agreement at any time under
Section 7.3(g), Buyer may, at its option, (1) accelerate the funding of any loans not yet due under this Section 4.2(c), up to a maximum aggregate principal amount of $500,000, and (2) convert all or part of the principal amount outstanding under the loan shall into an amount of shares of Company's capital stock sufficient to equal 12.5% of the outstanding capital stock of Company on a fully diluted basis on the date of Company's Notice of Superior Proposal under
Section 4.3(c), assuming that the maximum aggregate principal amount is outstanding on such date. To exercise its option under this Section 4.2(c), Buyer shall deliver a written notice to Company, at least ten (10) business days before the scheduled closing date for a transaction described in a Notice of Superior Proposal, indicating the amount of any loans extended under this
Section 4.2(c) that Buyer intends to convert into capital stock of Company. If Buyer exercises its option, (a) Company will cooperate with Buyer, at Buyer's expense, in obtaining access to information regarding the entity making the Superior Proposal for purposes of Buyer's reasonable due diligence; (b) the conversion contemplated by this Section 4.2(c) will take place if and only if, and on the date on which, the transaction resulting from the Superior Proposal closes. Buyer also may convert all or part of any principal amount of the loan contemplated by this Section 4.2(c) outstanding on the Closing Date into an amount of shares of Company's capital stock sufficient to equal 12.5% of the outstanding capital stock of Company on a fully diluted basis on the Closing Date, assuming that the maximum aggregate principal amount is outstanding on such date, prorated to reflect the actual principal balance outstanding on such date. Interest on the loan shall accrue and shall be payable only in cash at maturity of the loan or conversion of the loan into equity of Company. Interest on the loan shall not be convertible into Company's capital stock. The loan shall be evidenced by a promissory note and security agreement in the form attached hereto as Exhibit F ("Promissory Note").

                           (d)      REIMBURSEMENT OF EXPENSES. Subject to the
limitations in this Section 4.2(d), Buyer shall reimburse Company for all expenses, including without limitation all legal and accounting fees and related expenses, incurred in connection with this Agreement and the transactions that it contemplates. Buyer's reimbursement obligations under this Section 4.2(d) shall not exceed $20,000. Buyer shall reimburse Company for all such expenses incurred through the date of this Agreement upon the execution of this Agreement, up to a maximum reimbursement of $8,000. Subject to the limitations in this Section 4.2(d), Buyer shall reimburse Company for all remaining expenses, regardless whether incurred before or after the execution of this Agreement, on the Closing Date.

                  4.3.     NO SOLICITATION.

                           (a)      Unless and until this Agreement shall have
been terminated pursuant to Section 7, neither Sellers, nor Company, nor any of Company's officers, directors, affiliates, representatives, or agents shall:

                                    (i)      directly or indirectly, encourage,
solicit, or initiate discussions or negotiations with, any corporation, partnership, person, or other entity or group (other than Buyer, its affiliates, employees, representatives, and advisors) concerning any merger, sale of assets, sale of shares of capital stock, tender offer, or similar transaction involving Company or any of its subsidiaries (an "Acquisition Proposal"); or

                                    (ii)     subject to the fiduciary duties of
Company's Board of Directors under applicable law as advised by its counsel, disclose, directly or indirectly, any non-public information to any corporation, partnership, person, or other entity or group (other than to Buyer, its affiliates, employees, representatives, or agents) concerning the business and assets of Company or its subsidiaries, afford to any such party access to the books or records of Company or its subsidiaries, or otherwise assist or encourage any such party in connection with any of the foregoing.

                           (b)      Upon execution of this Agreement, the
Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.

                           (c)      Company shall, as promptly as practicable
(and in no event later than 24 hours after receipt thereof), advise Buyer of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Buyer a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and shall keep Buyer fully informed on a prompt basis with respect to any developments with respect to the foregoing. Company shall not exercise its right to terminate this Agreement under Section 7.3(g) until three business days after Buyer's receipt of written notice (a "Notice of Superior Proposal") advising Buyer that Company's Board of Directors intends to cause Company to accept such Superior Proposal, specifying the material terms and conditions of the Superior Proposal. Company shall, during such three business day period, negotiate in good faith with Buyer to make such adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal.

                           (d)      For purposes of this Agreement, a "Superior
Proposal" shall mean a bona fide written Acquisition Proposal made by a third party which was not solicited by any Seller, the Company, any subsidiary of Company, any representative, director, officer, agent, or other employee of Company, or any other affiliates and which, in the good faith judgment of the Company Board of Directors, taking into account, to the extent deemed appropriate by it, the various legal, financial, and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, (B) if consummated would, based upon the written advice of the Company's financial advisor, result in a transaction that is more favorable to the Company's stockholders, from a financial point of view, than the transactions contemplated by this Agreement, and (C) if consummated would provide Company's stockholders with aggregate consideration of more than $4.0 million.

                  4.4. BEST EFFORTS. Subject to the terms and conditions of this Agreement, and subject to fiduciary duties under applicable law, as advised by counsel, each of the parties hereto shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its best efforts to obtain all necessary, proper, or advisable permits, consents, authorizations, requests, and approvals of third parties and governmental authorities. If at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement (including providing any information in any way related to the assets to be purchased pursuant to this Agreement), the parties to this Agreement shall take all such action. Each party hereto shall use its best efforts to cause the transaction to qualify, and shall use its best efforts to not take any actions which could prevent the transaction from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

                  4.5. PUBLIC ANNOUNCEMENTS. Buyer and Sellers shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law on the advice of counsel or by any listing agreement with any national securities exchange.

                                   SECTION V.
                       CONDITIONS PRECEDENT TO OBLIGATIONS

                  5.1. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement are, at the option of Buyer, subject to the satisfaction of the following conditions on or before the Closing Date:

                           (a)      ACCURACY OF REPRESENTATIONS AND WARRANTIES.
The representations and warranties of Sellers herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby.

                           (b)      PERFORMANCE OF AGREEMENTS. Sellers shall
have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them on or prior to the Closing Date and shall have delivered all documents, instruments, and materials required by Section 6.2.

                           (c)      NO MATERIAL ADVERSE CHANGE. There shall be
no material adverse change in the business, assets, properties, operating results, or financial condition of Company and its subsidiaries taken as a whole.

                           (d)      LITIGATION. No action or proceeding by any
governmental agency shall have been instituted or threatened that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement and would, in the reasonable judgment of Buyer, make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party that enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.

                           (e)      PROCEEDINGS SATISFACTORY TO COUNSEL. All
proceedings taken by Company and its subsidiaries and Sellers and all instruments executed and delivered by Company and its subsidiaries and Sellers on or prior to the Closing Date in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to counsel for Buyer.

                           (f)      DELIVERY OF DOCUMENTS. All other documents
required to be delivered by Company and Sellers on or prior to the Closing Date shall be delivered or shall be tendered by the Closing Date.

                           (g)      CLOSING CERTIFICATE OF SELLERS. Buyer shall
have received from Sellers a closing certificate of Sellers ("Closing Certificate of Sellers"), dated the date of the Closing Date, certifying that all representations and warranties of Sellers set forth in this Agreement are true, complete, and correct in all material respects on and as of the Closing Date as if made at that time, and that Sellers have performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by them at or before the Closing Date.

                           (h)      SELLER RELEASES. Each Seller shall have
executed a general release of Company substantially in the form of Exhibit B attached hereto (the "Seller Releases").

                           (i)      CONSENTS. All necessary consents, approvals,
and estoppel letters of Company's or Buyer's lenders, landlords, and other persons whose consent or approval is required shall have been obtained and, to the extent licenses, authorities, or permits held by Company are not assignable or transferable, Buyer shall have either obtained licenses, authorities, and permits on substantially the same terms as such licenses, authorities, and permits were originally issued to Company, or Buyer shall have obtained binding commitments from the applicable persons to issue such licenses, authorities, and permits to Buyer or Company following the Closing Date.

                           (j)      COMPANY PROFITABILITY. During the
Profitability Period, Company shall have generated average EBIT of at least $100,000 and revenue of at least $400,000 during two consecutive fiscal quarters.

                           (k)      COMPANY ACCRUED LIABILITIES Company shall
have discharged or secured the release of any accrued salaries recorded on the Base Balance Sheet (and updated as of the Closing Date) related to salaries or other compensation payable to any of its employees or independent contractors.

                           (l)      EXECUTION OF EMPLOYMENT AGREEMENTS. Each of
Arthur J. Lawida, Ole Sorensen and Alex Parrish shall have entered into an Employment Agreement with Buyer, which employment agreement shall be substantially in the form of Exhibit A attached hereto (the "Employment Agreements").

                           (m)      EXECUTION OF REGISTRATION RIGHTS AGREEMENT.
Company shall have entered into the Registration Rights Agreement, which registration rights agreement shall be substantially in the form of Exhibit C (the "Registration Rights Agreement").

                           (n)      EXECUTION OF MANAGEMENT SERVICES AGREEMENT.
Company shall have entered into the Management Services Agreement, which Management Services Agreement shall be substantially in the form of Exhibit D attached hereto (the "Management Services Agreement").

                           (o)      EXECUTION OF MARKETING AND SALES AGREEMENT.
Company shall have entered into Marketing and Sales Agreement with Buyer, which Marketing and Sales Agreement shall be substantially in the form of Exhibit E attached hereto (the "Marketing and Sales Agreement").

                           (p)      AIR NOTIFICATION Company shall have provided
a written notification of the transaction contemplated by this Agreement to Active Imaging Recognition, Inc. ("AIR"), disclosing the assignment of the License Agreement between AIR and Arthur Lawida dated ________ to Company and requesting AIR's confirmation that the License Agreement is in full force and effect.

                           (q)      ABSENCE OF OUTSTANDING OPTIONS, WARRANTS, OR
RIGHTS TO ACQUIRE. There shall not be outstanding any options, warrants, securities convertible into, or rights to subscribe for or purchase any shares of Company's capital stock, other than the rights created under Section 4.2 of this Agreement.

                  5.2. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS. The obligations of Sellers under this Agreement are, at the option of Sellers, subject to the satisfaction of the following conditions on or before the Closing
Date:

                           (a)      ACCURACY OF REPRESENTATIONS AND WARRANTIES.
The representations and warranties of Buyer herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby.

                           (b)      PERFORMANCE OF AGREEMENTS. Buyer shall have
in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by Buyer on or prior to the Closing Date and shall have delivered all consideration, documents, instruments, and other materials required by Section 6.3.

                           (c)      NO MATERIAL ADVERSE CHANGE. There shall be
no material adverse change in the business, assets, properties, operating results or financial condition of Buyer and its subsidiaries taken as a whole.

                           (d)      LITIGATION. No action or proceeding by any
governmental agency shall have been instituted or threatened that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement and would, in the reasonable judgment of Sellers, make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party that enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.

                           (e)      PROCEEDINGS SATISFACTORY TO COUNSEL. All
proceedings taken by Buyer and all instruments executed and delivered by Buyer on or prior to the Closing Date in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to counsel for Sellers.

                           (f)      DELIVERY OF DOCUMENTS. All other documents,
required to be delivered by Buyer on or prior to the Closing Date shall be delivered or shall be tendered by the Closing Date.

                           (g)      CLOSING CERTIFICATE OF BUYER. Sellers shall
have received from Buyer a certificate executed by a duly authorized officer of Buyer dated the date of the Closing Date ("Closing Certificate of Buyer"), certifying that all representations and warranties of Buyer set forth in this Agreement are true, complete, and correct in all material respects on and as of the Closing Date as if made at that time and that Buyer has performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by Buyer on or before the Closing Date.

                           (h)      CONSENTS. All necessary consents, approvals,
and estoppel letters of Company's or Buyer's lenders, landlords, and other persons whose consent or approval is required shall have been obtained or waived by each person whose consent or approval is required.

                           (i)      EXECUTION OF EMPLOYMENT AGREEMENTS. Buyer
shall have entered into the Employment Agreements with Arthur J. Lawida, Ole Sorensen and Alex Parrish.

                           (j)      EXECUTION OF REGISTRATION RIGHTS AGREEMENT.
Buyer shall have entered into the Registration Rights Agreement.

                           (k)      EXECUTION OF MANAGEMENT SERVICES AGREEMENT.
Buyer shall have entered into the Management Services Agreement.

                           (l)      EXECUTION OF MARKETING AND SALES AGREEMENT.
Buyer shall have entered into the Marketing and Sales Agreement.

                                   SECTION VI.
                                   THE CLOSING

                  6.1. CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Greenberg Traurig, LLP, 2375 E. Camelback Road, Phoenix, Arizona within ten business days after any party gives all other parties to this Agreement written notice that it has satisfied, or is prepared to waive, all conditions to its obligations under this Agreement specified in Section 5 or at such other date, time, and place as may be agreed upon by Buyer and Sellers, which date is sometimes herein called the "Closing Date."

                  6.2. DELIVERIES BY COMPANY AND SELLERS. At the Closing, Company and Sellers shall deliver the following:

                           (a)      CERTIFICATES FOR SHARES. Certificates for
one hundred (100) shares of Company's Common Stock, endorsed in blank, or with stock powers executed in blank attached, with signatures guaranteed, with all required transfer stamps, if any, affixed.

                           (b)      CLOSING CERTIFICATE OF SELLERS. The Closing
Certificate of Sellers.

                           (c)      RESIGNATIONS. The written resignations of
all directors and officers of Company.

                           (d)      BOOKS AND RECORDS. All of the books,
records, and files of Company and its subsidiaries, including the corporate minute books, stock books, or records, and employee and tax records of Company and each subsidiary of Company.

                           (e)      RELEASES. The Seller Releases.

                           (f)      CONSENTS AND ESTOPPEL LETTERS. All written
consents, approvals, and estoppel letters of all parties whose consent is necessary to the continued effectiveness and validity of, or otherwise reasonably requested by Buyer in connection with the assignment of, or alternate arrangements satisfactory to Buyer with respect to, any contract, lease, license, permit, agreement, indenture, or other instrument, or which may be necessary, appropriate, or required in order to permit Buyer to conduct the Business after the Closing in all respects the same as Company and Sellers conducted the Business prior to the Closing, and written evidence of other consents and approvals of the transactions contemplated hereby.

                           (g)      GOOD STANDING CERTIFICATES. Certificates of
good standing of Company and each of its subsidiaries, issued not earlier than seven days prior to the Closing Date by the proper authority of the state of such entity's jurisdiction of incorporation and by the proper authority of each state in which Company and any of its subsidiaries is qualified to transact business.

                           (h)      EMPLOYMENT AGREEMENTS. The Employment
Agreements executed by each of Arthur Lawida, Alex Parrish, and Ole Sorensen.

                           (i)      REGISTRATION RIGHTS AGREEMENT. The
Registration Rights Agreement executed by each Seller.

                           (j)      MANAGEMENT SERVICES AGREEMENT. The
Management Services Agreement executed by Company.

                           (k)      MARKETING AND SALES AGREEMENTS. The
Marketing and Sales Agreements executed by Company.

                           (l)      PROMISSORY NOTE. The Promissory Note
executed by Company and an accompanying UCC-1 Financing Statement in a form suitable for filing with the [Delaware] Secretary of State.

                           (m)      LOCKUP AGREEMENT. A Lockup Agreement,
substantially in the form accompanying this agreement as Exhibit G, executed by each Seller.

                  All assignments, consents, certificates, and other documents delivered by Company shall be in form reasonably satisfactory to counsel for Buyer.

                  6.3. DELIVERIES BY BUYER. At the Closing, Buyer shall deliver the following:

                           (a)      BASE PURCHASE PRICE. Payment of the Base
Purchase Price provided for in Section 2.1.

                           (b)      CLOSING CERTIFICATE OF BUYER. The Closing
Certificate of Buyer.

                           (c)      SECRETARY'S CERTIFICATE. The Certificate of
the Secretary or an Assistant Secretary of Buyer certifying to the resolutions constituting all necessary corporate action by the Board of Directors of Buyer to authorize the consummation of the transactions provided for herein.

                           (d)      CONSENTS AND APPROVALS. Any written evidence
of all consents and approvals of the transactions contemplated hereby required to be obtained by Buyer.

                           (e)      THE EMPLOYMENT AGREEMENTS. The Employment
Agreements, each executed by Buyer.

                           (f)      REGISTRATION RIGHTS AGREEMENT. The
Registration Rights Agreement executed by Buyer.

                           (g)      MANAGEMENT SERVICES AGREEMENT. The
Management Services Agreement executed by Buyer.

                           (h)      MARKETING AND SALES AGREEMENTS. The
Marketing and Sales Agreements executed by Buyer.

                           (i)      PROMISSORY NOTE. The Promissory Note
executed by Buyer and an accompanying UCC-1 Financing Statement in a form suitable for filing with the [Delaware] Secretary of State.

                  All certificates and other documents delivered by Buyer shall be in form reasonably satisfactory to counsel for Sellers.

                  6.4.     OBLIGATIONS OF ALL PARTIES.

                           (a)      THIRD-PARTY CLAIMS. The parties shall
cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the Closing Date that are not subject to the indemnification provisions contained in Section 9 of this Agreement.

                           (b)      FURTHER ASSURANCES. The parties shall
execute such further documents and perform such further acts as may be necessary to consummate the transactions contemplated herein on the terms herein contained and to otherwise comply with the terms of this Agreement.

                                  SECTION VII.
                        WAIVER, MODIFICATION, ABANDONMENT

                  7.1. WAIVERS. The failure of Sellers to comply with any of their obligations, agreements, or conditions as set forth in this Agreement may be waived expressly in writing by Buyer, by action of its Board of Directors. The failure of Buyer to comply with any of its obligations, agreements, or conditions as set forth in this Agreement may be waived expressly in writing by Sellers.

                  7.2. MODIFICATION. This Agreement may be modified at any time in any respect by the mutual consent of all of the parties.

                  7.3. ABANDONMENT. The transactions contemplated by this Agreement may be abandoned on or before the Closing Date:

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

                           (a)      By the mutual agreement of the Boards of
Directors of Buyer and Sellers, or

                           (b)      By Buyer, if any of the conditions provided
in Section 5.1 shall not have been satisfied, complied with, or performed in any material respect by the Closing Date, and Buyer shall not have waived such failure of satisfaction, noncompliance, or nonperformance, or

                           (c)      By Sellers, if any of the conditions
provided in Section 5.2 shall not have been satisfied, complied with, or performed in any material respect by the Closing Date, and Sellers shall not have waived such failure of satisfaction, noncompliance, or nonperformance, or

                           (d)      By Sellers, if the NASDAQ official close
price for the common stock of Buyer averages $1.00 or less during any twenty
(20) consecutive trading days before the Closing.

                           (e)      At the option of Buyer or Sellers, if there
shall have been instituted and be pending or threatened any legal proceeding before any court or governmental agency seeking to restrain or prohibit or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, or if any order restraining or prohibiting the transactions contemplated by this Agreement shall have been issued by any court or governmental agency and shall be in effect.

                           (f)      By Buyer if (A) any person (other than Buyer
or an affiliate of Buyer) or group becomes the beneficial owner of 20% or more of the outstanding shares of Company's capital stock, or (B) Company shall have furnished or caused to be furnished confidential information or data, or engaged in negotiations or discussions with another person in violation of Section 4.3(a);

                           (g)      By Company, if the Company Board determines
to accept a Superior Proposal.

                           (h)      By Buyer, if Arthur J. Lawida dies, departs
from his employment at Company or suffers a disability that prevents him from performing his duties to Company for more than eight consecutive weeks or eight weeks in any six month period.

                  In the event of any termination pursuant to this Section 7.3 (other than pursuant to subparagraph (a) hereof) written notice setting forth the reasons thereof shall forthwith be given by Sellers if Sellers are the terminating party, to Buyer, or by Buyer, if Buyer is the terminating party, to Sellers. If Sellers elect to terminate this Agreement under Section 7.3(d), they must provide a written notice of termination to Buyer within thirty (30) days after the event described in Section 7.3(d) occurs. This Agreement shall terminate automatically if the Closing Date shall not have occurred on or before July 31, 2005 (subject to extension as specified herein), or such later date as shall have been agreed to by the parties hereto under Section 7.2.

                           (i)      EFFECT OF ABANDONMENT. (a) Subject to the
provisions of Section 4.4 and subject to that certain Confidentiality Agreement dated _________, 2004 between Buyer and Sellers (the "Confidentiality Agreement"), if the transactions contemplated by this Agreement are abandoned pursuant to Sections 7.3(a), (b), (c), (d) or
(e), (i) this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement or to the directors, officers, representatives, and agents of any such party; (ii) Buyer and Sellers shall each pay such party's own fees and expenses incident to the negotiation, preparation, and execution of any term sheet and this Agreement and the obtaining of the necessary approvals thereof, including fees and expenses of each party's counsel, accountants, investment bankers, and other experts; and (iii) Buyer and Sellers (and their representatives) shall return to the other all copies of books, records, documents, or other papers given by Buyer or Sellers (or their representatives) to the other (or their representatives). Notwithstanding anything herein to the contrary, the obligations set forth in the Confidentiality Agreement shall survive any abandonment or termination of this Agreement.

                  (b) In the event that this Agreement is terminated pursuant to
Section 7.3(f) or Section 7.3(g), then Company shall pay to Buyer within two business days thereafter, (i) all expenses of Buyer, including all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by Buyer or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, provided, however, that in no event shall such expenses of Buyer exceed $20,000; and (ii), if the Agreement is terminated pursuant to Section 7.3(g), a termination fee equal to 5% of the aggregate consideration received by Company stockholders in connection with the Superior Proposal.

                  7.4. RIGHT TO DAMAGES. If this Agreement is terminated, no party hereto shall have any liability or obligation to the others; provided, however, that each party hereto shall remain liable for any breach of any of that party's representations and warranties or the terms of this Agreement, or any willful failure by the party to perform any of his, her, or its obligations or agreements contained or referenced in this Agreement.

                                  SECTION VIII.
                                 NON-COMPETITION

                  8.1. NON-COMPETITION. Because of the importance of Sellers to the development and operation of the business of Company, as well as their knowledge of and reputation in Company's industry, Buyer is unwilling to enter into and perform this Agreement unless Sellers enter into the non-competition agreement contained in this Section 8. To induce Buyer to enter into this Agreement and for the benefit of Buyer, Sellers jointly and severally agree as follows:

                  8.2. DURATION AND EXTENT OF RESTRICTION. Subject to the limitation in Section 8.5, no Seller shall, for a period ending five years after the Closing Date, or, in the alternative, in the event any reviewing court finds five years to be overbroad or unenforceable, for a period of four years from the Closing Date, or, in the alternative, in the event any reviewing court finds four years to be overbroad or unenforceable, for a period of three years from the Closing Date, or, in the alternative, in the event any reviewing court finds three years to be overbroad or unenforceable, for a period of two years from the Closing Date, or, in the alternative, in the event any reviewing court finds two years to be overbroad or unenforceable, for a period of one year from the Closing Date, engage in a business that competes with the Business in the Restricted Territory. The term "engage in" shall include, but shall not be limited to, activities, whether direct or indirect, as proprietor, partner, shareholder, landlord, principal, agent, employee, consultant or lender; provided, however, that the ownership of not more than 5% in the aggregate by Sellers of the stock of a publicly held corporation shall not be included in such term. The Restricted Territory shall mean the United States.

                  8.3. RESTRICTIONS WITH RESPECT TO CUSTOMERS AND EMPLOYEES. In furtherance of, and without in any way limiting the restriction in Section 8.2, for the period specified in Section 8.2, no Seller shall, directly or indirectly,

                           (a)      request any past, present, or future
customers of Company or any subsidiary of Company to curtail or cancel their business with Buyer, Company, or any of their affiliates;

                           (b)      disclose the identity of any past, present,
or future customers of Company or any subsidiary of Company, Buyer, or any subsidiary or affiliate of Buyer to any other person, firm, or entity;

                           (c)      solicit, canvas, or accept, or authorize any
other person to solicit, canvas, or accept, from any past, present, or future customers of Company or any subsidiary of Company, Buyer, or any subsidiary or affiliate of Company or Buyer, any business for any other person, firm, or entity engaged in a business the same as, similar to, or in general competition with the business of Company or its subsidiaries being conducted within the territorial limits described in Section 8.2; or

                           (d)      induce or attempt to influence any employee
of Company or any subsidiary of Company, Buyer, or any affiliate or subsidiary of Buyer to terminate such employee's employment.

As used in this Section 8.3 "future customer" shall mean a customer with whom business will have been transacted between the date hereof and the end of the term specified in Section 8.2.

                  8.4. REMEDIES FOR BREACH. Sellers acknowledge that the restrictions contained in this Section 8, in view of the nature of the business in which they are engaged, are reasonable and necessary to protect the legitimate interests of Buyer and its subsidiaries and other affiliated entities and that any violation of these restrictions would result in irreparable injury to Buyer, and its subsidiaries and other affiliated entities. Sellers agree that, in the event of a violation of any of such restrictions, Buyer shall be entitled to preliminary and permanent injunctive relief as well as an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. In the event of a violation, the period of non-competition referred to in Section 8.2 shall be extended by a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

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

                  8.5. LIMITATION ON RESTRICTIVE COVENANTS. Notwithstanding any other provision in this Section 8, all restrictions imposed by Section 8.1,
8.2 and 8.3 will expire and cease to be of any further effect as to any particular Seller twelve months after that Seller's employment at Buyer terminates for any reason other than Seller's material breach of his Employment Agreement or, if later, 24 months after the Closing Date.

                                   SECTION IX.
                                 INDEMNIFICATION

                  9.1. INDEMNIFICATION BY SELLERS. Sellers, jointly and severally, covenant and agree to defend, indemnify, and hold Buyer and each of Buyer's officers, directors, stockholders, employees, and agents (each an "Buyer Indemnitee") harmless for, from, and against any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs, and expenses (including, without limitation, reasonable counsel fees, costs, and expenses) (collectively, "Buyer Damages") incurred in the investigation, defense, or settlement with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action, or cause of action that any Buyer Indemnitee may suffer or incur by reason of (i) the inaccuracy of any of the representations or warranties of any Seller contained in this Agreement, or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement; or (ii) the failure of any Seller to comply with, or the breach, or the default by any Seller of, any of the covenants, warranties, or agreements made by any Seller contained in this Agreement, or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement.

                  9.2. INDEMNIFICATION BY BUYER. Buyer covenants and agrees to defend, indemnify, and hold Sellers harmless for, from, and against any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs, and expenses (including, without limitation, reasonable counsel fees, costs, and expenses) (collectively, "Seller Damages") incurred in the investigation, defense, or settlement with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action, or cause of action that any Seller may suffer or incur by reason of (a) the inaccuracy of any of the representations or warranties of Buyer contained in this Agreement or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement; or (b) the failure to comply with, or the breach or the default by Buyer, of any of the covenants, warranties, or agreements made by Buyer in this Agreement or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement.

                  9.3. NOTICE AND RIGHT TO DEFEND THIRD-PARTY CLAIMS. Promptly upon receipt of notice of any claim, demand, or assessment or the commencement of any suit, action, or proceeding with respect to which indemnity may be sought pursuant to this Agreement, the party seeking to be indemnified or held harmless (the "Indemnitee") shall notify in writing, if possible, within sufficient time to respond to such claim or answer or otherwise plead in such action, the party from whom indemnification is sought (the "Indemnitor"). In case any claim, demand, or assessment shall be asserted, or suit, action, or proceeding commenced against the Indemnitee, the Indemnitor shall be entitled, at the Indemnitor's expense, to participate therein, and, to the extent that it may wish, to assume the defense, conduct, or settlement thereof, at its own expense, with counsel satisfactory to the Indemnitee, whose consent to the selection of counsel shall not be unreasonably withheld or delayed, provided that the Indemnitor confirms to the Indemnitee that it is a claim to which its rights of indemnification apply. The Indemnitor shall have the right to settle or compromise monetary claims without the consent of Indemnitee; however, as to any other claim, the Indemnitor shall first obtain the prior written consent from the Indemnitee, which consent shall be exercised in the sole discretion of the Indemnitee. After notice from the Indemnitor to the Indemnitee of Indemnitor's intent so to assume the defense, conduct, settlement, or compromise of such action, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses (including, without limitation, settlement costs) subsequently incurred by the Indemnitee in connection with the defense, conduct, or settlement of such action while the Indemnitor is diligently defending, conducting, settling, or compromising such action. The Indemnitor shall keep the Indemnitee apprised of the status of the suit, action, or proceeding and shall make Indemnitor's counsel available to the Indemnitee, at the Indemnitor's expense, upon the request of the Indemnitee. At Indemnitor's expense, the Indemnitee shall cooperate with the Indemnitor in connection with any such claim and shall make personnel, books, and records and other information relevant to the claim available to the Indemnitor to the extent that such personnel, books, and records and other information are in the possession and/or control of the Indemnitee. If the Indemnitor decides not to participate, the Indemnitee shall be entitled, at the Indemnitor's expense, to defend, conduct, settle, or compromise such matter with counsel satisfactory to the Indemnitor, whose consent to the selection of counsel shall not be unreasonably withheld or delayed.

                  9.4.     THE STOCKHOLDER REPRESENTATIVE.

                           (a)      Buyer and Sellers hereby appoint Arthur J.
Lawida to act as the Stockholder Representative from the date hereof and authorize and direct the Stockholder Representative to (i) take any and all actions (including without limitation executing and delivering any documents, receiving notices of claims, incurring any costs and expenses for the account of Buyer and the Sellers, settling all claims, and making any and all determinations) which may be required or permitted by this Agreement to be taken by Buyer, the Sellers or the Stockholder Representative, and (ii) exercise such rights, power, and authority as are incidental to the foregoing. Sellers also appoint the Stockholder Representative as their attorney in fact, with full power of substitution, to take any and all actions and to execute and deliver any and all instruments as the Stockholder Representative may deem necessary or appropriate to discharge his responsibilities under this Section 9.4. Any such actions taken, exercises of rights, power, or authority, and any decision or determination made by the Stockholder Representative consistent therewith, shall be absolutely and irrevocably binding on Buyer and the Sellers (the "Buyer Indemnitors"), as if such party personally had taken such action, exercised such rights, power, or authority or made such decision or determination in such party's individual capacity. Arthur Lawida hereby acknowledges and accepts the foregoing authorization and appointment and agrees to serve as the Stockholder Representative in accordance with this Agreement and any ancillary agreement delivered in connection herewith.

                           (b)      The Stockholder Representative shall serve
as Stockholder Representative until his resignation, removal from office, incapacity or death; provided, however, that the Stockholder Representative shall not have right to resign without (a) prior written notice to the Buyer Indemnitors and (b) picking a successor reasonably satisfactory to Buyer to serve until a successor thereto is elected by the Buyer Indemnitors. The Stockholder

Representative may be removed at any time and a successor representative, reasonably satisfactory to Buyer, may be appointed, pursuant to written action by Sellers who, immediately prior to the Closing, held shares of Company capital stock constituting at least a majority of all such shares then outstanding. Any successor to the Stockholder Representative shall, for purposes of this Agreement and any ancillary agreement, be deemed to be, from the time of the appointment thereof the "Stockholder Representative" for the relevant time period, and from and after such time, the term "Stockholder Representative" as used herein and therein shall be deemed to refer to such successor. No appointment of a successor shall be effective unless such successor agrees in writing to be bound by the terms of this Agreement.

                           (c)      Notwithstanding any notice received by Buyer
to the contrary (except any notice for the appointment of a successor Stockholder Representative approved by Buyer in accordance with Section 11.7(b)), Buyer and its affiliates (i) shall be fully protected in relying upon and shall be entitled to rely upon, shall have no liability to the Buyer Indemnitors with respect to, and shall be indemnified by the Buyer Indemnitors from and against all liability arising out of (any such indemnifiable amounts) actions, decisions, and determinations of the Stockholder Representative and
(ii) shall be entitled to assume that all actions, decisions, and determinations of the Stockholder Representative are fully authorized by the Buyer Indemnitors.

                           (d)      The Stockholder Representative shall not be
liable to the Buyer Indemnitors for the performance of any act or the failure to act so long as he acted or failed to act in good faith in what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of the Buyer Indemnitors.

                           (e)      Buyer shall issue the shares of common stock
of Buyer that constitute the Base Purchase Price and each Earnout Payment to the recipients designated in, and in accordance with, the Stockholder
Representative's written instructions.

                  9.5. TIME LIMITS. No party will have any liability with respect to any Buyer Damages or Seller Damages subject to indemnification under
Section 9.1 or Section 9.2 unless the party entitled to such indemnification provides the party who must provide such indemnification with written notice, within 18 months after the Closing Date, describing the claim giving rise to the Buyer Damages or the Seller Damages in reasonable detail.

                  9.6. LIMITATIONS ON AMOUNT. Sellers shall have no liability for any Buyer Damages until such Buyer Damages exceed $200,000. If Buyer Damages exceed that sum, Sellers shall then be liable for all Buyer Damages. Buyer shall have no liability for any Seller Damages until such Seller Damages exceed $200,000. If Seller Damages exceed that sum, Buyer shall then be liable for all Seller Damages. Seller's maximum liability for Buyer Damages and Buyer's maximum liability for Seller Damages will not exceed the fair market value of the shares of Buyer stock included in the Base Purchase Price and any Additional Consideration paid to Sellers under this Agreement, as measured, with respect to either party, on each date such party asserts that it has met its maximum liability under this Section 9.6.

                                   SECTION X.
                                    GENERAL

                  10.1. INDEMNITY AGAINST FINDERS. Each party hereto shall indemnify and hold the other parties harmless against any claim for finders' fees based on alleged retention of a finder by it.

                  10.2. CONTROLLING LAW. This Agreement, and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the laws of Arizona, notwithstanding any Arizona or other conflict-of-law provisions to the contrary.

                  10.3. NOTICES. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received when delivered against receipt, 12 hours after being sent by facsimile or e-mail, or 72 hours after being sent by registered or certified mail, postage prepaid, as set forth below:

                               If to Buyer:

                               Duraswitch Industries, Inc.
                               234 South Extension, Sec. 103
                               Mesa, Arizona 85210
                               Attention: Robert J. Brilon
                               Phone: (480) 586-3300
                               Fax: (480) 586-3326
                               E-mail: bob@duraswitch.com

                               with a copy given in the manner
                               prescribed above, to:

                               Greenberg Traurig, LLP
                               2375 East Camelback Road
                               Suite 700
                               Phoenix, Arizona  85016
                               Attention: Scott K. Weiss, Esq.
                               Phone: (602) 445-8318
                               Fax: (602) 445-8632
                               E-mail: weisssk@gtlaw.com

                               If to Sellers:

                               Active Recognition Technologies, Inc.
                               3507 North Central Avenue, Suite 403
                               Phoenix, Arizona 85012
                               Attention: Arthur Lawida
                               Phone: (602) 277-7262
                               Fax: (602) 277-1882
                               E-mail: alawida@activerecognition.com

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

                               with a copy given in the manner
                               prescribed above, to:

                               Stevens & Van Cott, PLLC
                               7373 North Scottsdale Road, Suite D-225
                               Scottsdale, Arizona 85253
                               Attention:  Charles Van Cott
                               Phone: (480) 345-0015
                               Fax: (480) 345-0010
                               E-mail: cvc@stevensvancott.com

                  Any party may alter the address to which communications or copies are to be sent by giving notice to such other parties of change of address in conformity with the provisions of this paragraph for the giving of notice.

                  10.4. BINDING NATURE OF AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign, delegate, or transfer such party's rights or obligations under this Agreement (other than as provided for herein) without the prior written consent of the other parties hereto. Any assignment, delegation, or transfer made in violation of this Section 10.4 shall be null and void.

                  10.5. ENTIRE AGREEMENT. All Schedules and Exhibits referenced in this Agreement are attached to and form part of this Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire understanding among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements, or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

                  10.6. SEVERABILITY. Each and every provision set forth in this Agreement is independent and severable from the others, and no provision shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part. The parties hereto agree that if any provision of this Agreement shall be declared by a court of competent jurisdiction to be unenforceable for any reason whatsoever, the court may appropriately limit or modify such provision, and such provision shall be given effect to the maximum extent permitted by applicable law.

                  10.7. SECTION HEADINGS. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                  10.8. GENDER. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

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

                  10.9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations or warranties made in or pursuant to Section 3 shall survive the Closing for a period of 18 months.

                  10.10. COUNTERPARTS; FACSIMILE. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and this Agreement may be executed by facsimile provided that the parties deliver the original execution pages within 48 hours of the Closing.

                  10.11. SUBSIDIARIES. For purposes of this Agreement, all references to a subsidiary or subsidiaries of Seller or Buyer shall mean any corporation, partnership, or limited liability company in which Seller or Buyer, as the case may be, owns a majority interest or otherwise controls.

                  10.12. NO OBLIGATION TO HIRE. Nothing contained in this Agreement shall impose, or be deemed to impose, upon Buyer or Company any obligation to employ or retain any persons who are employed by Company or any of its subsidiaries as of the Closing Date or to offer employment to such persons under similar working conditions as those existing prior to the Closing.

                  10.13. ASSIGNABILITY. At any time hereafter, Buyer may assign all or part of its rights under this Agreement to Buyer and any of its affiliates, and Buyer and any of its affiliates (as applicable) shall receive and enjoy the benefits of all of Sellers' obligations hereunder with respect to the rights so assigned.

                  10.14. CONSENT TO LEGAL REPRESENTATION. All parties to this Agreement acknowledge that the law firm of Greenberg Traurig ("GT") is solely representing the Buyer in all matters relating to the transaction contemplated by this Agreement. Upon advice of legal counsel, Company and each Seller consents to GT's representation of Buyer and unconditionally waives any and all conflicts that may exist due to any pre-existing relationship or representation of them by GT. Company and Sellers acknowledge that GT is relying on this waiver in representing the Buyer.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                           DURASWITCH INDUSTRIES, INC.

                                           By: /s/ Robert J. Brilon
                                               ---------------------------------
                                           Name: Robert J. Brilon
                                           Title: Chief Executive Officer

                                           ACTIVE RECOGNITION TECHNOLOGIES, INC.

                                           By: /s/ Arthur Lawida
                                               ---------------------------------
                                           Name: Arthur Lawida
                                           Title: Chief Executive Officer

                                           SELLERS:

                                               /s/ Arthur J. Lawida
                                           -------------------------------------
                                           Arthur J. Lawida

                                               /s/ Ole Sorensen
                                           -------------------------------------
                                           Ole Sorensen

                                               /s/ Alex Parrish
                                           -------------------------------------
                                           Alex Parrish

                                           STOCKHOLDER REPRESENTATIVE:

                                               /s/ Arthur J. Lawida
                                           -------------------------------------
                                           Arthur J. Lawida

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